Exhibit 8.2

December 22, 2025

Rayonier Inc.

1 Rayonier Way

Wildlight, FL 32097

Re:	Rayonier Inc.’s Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Rayonier Inc., a North Carolina corporation (“Parent”), in connection with the Merger (as defined below) and other transactions contemplated by the Agreement and Plan of Merger, dated as of October 13, 2025 (the “Merger Agreement”), by and among Parent, Redwood Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and PotlatchDeltic Corporation, a Delaware corporation (“PotlatchDeltic”), which among other things, provides for the merger (the “Merger”) of PotlatchDeltic with and into Merger Sub, with Merger Sub continuing as the surviving entity in the Merger (the “Surviving Entity”) and each outstanding share of common stock of PotlatchDeltic issued and outstanding immediately prior to the Effective Time converted into the right to receive the Merger Consideration upon the terms and conditions set forth in the Merger Agreement, as described in the Registration Statement (File No. 333-292031), on Form S-4 filed with the Securities and Exchange Commission on December 9, 2025 and containing the joint proxy statement/prospectus of Parent and PotlatchDeltic, as amended and supplemented through the date hereof (the “Registration Statement”). As soon as reasonably practicable after the Effective Time, Parent will contribute all of the limited liability company interests of the Surviving Entity to Rayonier, L.P., a Delaware limited partnership (the “Operating Partnership”), in exchange for limited partnership units of the Operating Partnership. In connection with the filing of the Registration Statement, you have requested that we render the opinion set forth below. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement;

2.	the Merger Agreement;

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	901 East Byrd Street, Suite 1500 Richmond, VA 23219 Tel +1.804.327.6300 Fax +1.804.327.6301 www.velaw.com

Rayonier Inc. December 22, 2025 Page 2

3.

the certificate, dated the date hereof and executed by duly appointed officers of Parent and Rayonier Forest Resources, L.P. (successor by merger to Rayonier Timber Company No. 1 Inc. (“RTC-1”), Rayonier Washington Timber Company (“THC-W”) and Rayonier Atlantic Timber Company (“THC-A”)) (the “Parent Officer’s Certificate”);

4.	the certificate, dated May 8, 2020 and executed by a duly appointed officer of Pope Resources, A Delaware Limited Partnership (the “Pope Officer’s Certificate”);

5.

the certificates, dated May 8, 2020 and executed by duly appointed officers of each of ORM Timber Fund II, Inc., ORM Timber Fund III (REIT) Inc., and ORM Timber Fund IV (REIT) Inc. (the “Private REIT Officer’s Certificates”);

6.	Parent’s Amended and Restated Articles of Incorporation, filed with the Secretary of State of North Carolina on May 17, 2012;

7.

RTC-1’s Second Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on March 11, 2014, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on May 29, 2013;

8.

THC-W’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2014, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

9.

THC-A’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 2014, and the Certificate of Designation of 12.5% Series A Cumulative Non-Voting Preferred Stock filed with the Secretary of State of Delaware on July 15, 2013;

10.	Parent’s, THC-A’s and THC-W’s taxable REIT subsidiary (“TRS”) elections for Rayonier TRS Holdings Inc. (“TRS Holdings”) and Rayonier TRS Operating Company;

Rayonier Inc. December 22, 2025 Page 3

11.	Parent’s TRS elections for Matariki North Island Forests Limited and Matariki Forests Trading Limited; and

12.	such other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its taxable year ending December 31, 2025, and future taxable years, Parent will operate in a manner that will make the factual representations contained in the Parent Officer’s Certificate true for such years;

3.

Parent will not make any amendments to its organizational documents or the organizational documents of TRS Holdings after the date of this opinion letter that would adversely affect Parent’s qualification as a real estate investment trust (“REIT”) for any taxable year;

4.

the Merger and the transactions contemplated in the Merger Agreement have been or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including the satisfaction of all pre-closing covenants), and the Merger Agreement and the Registration Statement accurately reflect the material facts of such transactions; and

5.	no action will be taken by Parent after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinion rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificates (as defined below). No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

Rayonier Inc. December 22, 2025 Page 4

In addition, in connection with the opinion rendered below, we have received, and we are assuming, (i) with the consent of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the correctness of an opinion from Skadden, dated the date hereof, to the effect that, commencing with PotlatchDeltic’s taxable year ended December 31, 2018, and through its taxable year that will end immediately prior to the Effective Time, PotlatchDeltic has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (the “Skadden REIT Opinion”) and that such opinion will be re-delivered on the Closing Date in the form required by Section 9.2(e) of the Merger Agreement (the “Skadden Closing REIT Opinion”) and, (ii) with PotlatchDeltic’s consent, the correctness of an officers’ certificate, dated the date hereof and executed by duly appointed officers of PotlatchDeltic (the “PotlatchDeltic Officers’ Certificate”, and collectively with the Parent Officer’s Certificate, the Pope Officer’s Certificate and the Private REIT Officer’s Certificates, the “Officer’s Certificates”) and that the PotlatchDeltic Officers’ Certificate will be re-executed in substantially the same form by appropriate officers of PotlatchDeltic in connection with the Skadden Closing REIT Opinion. For purposes of our opinion, we have not independently verified the facts, statements, representations and covenants set forth in the PotlatchDeltic Officers’ Certificate or the facts, statements, representations and covenants that form the basis of the Skadden REIT Opinion.

Based on the documents and assumptions set forth above and the representations and covenants set forth in the Officer’s Certificates, we are of the opinion that commencing with its taxable year ended December 31, 2018, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and Parent’s proposed method of organization and operation will enable Parent to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2025 and thereafter.

We will not review on a continuing basis Parent’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of Parent’s operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificates.

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The foregoing opinion is based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent Parent from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this opinion letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We are furnishing this opinion letter to Parent solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.